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SM&A
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On March 24, 2008, SM&A issued a press release, a copy of which is attached hereto as Exhibit I.

2

Exhibit I

Contact:

Jim Eckstaedt, Executive Vice President Finance and Chief Financial Officer

(949) 975-1550

Jim.eckstaedt@smawins.com

EVC Group, Inc.

Douglas Sherk/Jenifer Kirtland/

(415) 896-6820

dsherk@evcgroup.com

SM&A Responds to Announcement of Former CEO’s Intention To Seek Election of Four Directors to the Company’s Board

NEWPORT BEACH, CA-March 24, 2008-SM&A (Nasdaq: WINS), the world’s leading provider of business strategy and proposal development services that ensure client’s ability to win competitive procurements and a leading provider of program management services, today stated that it was disappointed that Steve Myers, its former CEO, has announced his intention to wage a costly and disruptive proxy contest in an effort to elect himself and three others to the Company’s nine-person Board of Directors.  The Company noted that it had recently reached out to Mr. Myers in an effort to address his concerns and released the following letter it sent Mr. Myers on Thursday March 20, 2008;

4695 MacArthur Court

8TH Floor

March 20, 2008	Newport Beach, CA 92660

P (949) 975-1550

F (949) 975-1624

Mr. Steven Myers

1523 Dolphin Terrace

Corona del Mar, CA  92625

Dear Steve:

                I am writing to follow up on your call to me on Tuesday morning, March 18th, in which you expressed concerns about certain aspects of the financial performance of SM&A and about the quality of the Company’s communications with its shareholders and analysts.  In that call you also demanded that the Company nominate you and three other persons named by you to stand for election at this year’s annual meeting in lieu of four of the current directors, and you proposed that one of the first tasks of this newly constituted Board would be to analyze SG&A costs and re-evaluate the current management team.  You indicated that you had been contacted by numerous shareholders in support of such a proposal and that you were preparing for a proxy fight to achieve this result.

                Shortly after our call, I met with most of the members of the SM&A Board and informed them of our conversation and your demand.  At my request, Chris Lewis and Rob Rodin from the Board met with you (and, at your suggestion, Ken Colbaugh, one of your proposed Board nominees) yesterday to learn more about your concerns.  It is my understanding that you said at this meeting that, while you were pleased with the Company’s revenue trends, you were concerned with the Company’s SG&A expenses and the impact of these expenses on earnings per share, and that you felt the Company had been “negligent” in handling its communications with shareholders and analysts.  I also understand, however, that you declined to offer any concrete suggestions for improvements in any of these areas and you declined to provide any detail in support of your statement to me that numerous shareholders had contacted you and were supportive of your demand.

                While this is not the place to address your points in detail, I would suggest that the Company’s public filings completely and appropriately explain the Company’s recent financial performance, including its expense levels.  I would also note that we have no evidence to support your characterization of the Company’s relationships with its shareholders and analysts.  On the contrary, we believe that the Company’s relationships with its shareholders and analysts are good and the feedback we are getting from these groups is generally positive and supportive.

                More importantly and to the point, we strongly disagree with your belief that it is necessary to replace any members of the Board and your suggestion that a management change should be considered.  We are confident that our view is shared by the great majority of our shareholders and that any proposal to nominate an alternate slate of directors will not succeed.

                We understand your disappointment with the current price of the Company’s stock.  We realize that you have been a consistent seller of Company stock since retiring from the Company last year, and we recognize that the drop in our stock price two weeks ago may be of immediate concern to you, but we cannot and will not manage the Company with a short term view towards the stock price and any individual shareholder.   Cathy McCarthy, our President and Chief Executive Officer, has been in office for less than three fiscal quarters after returning to the Company at the request of the Board last summer.  Jim Eckstaedt, our new Chief Financial Officer, has been in office for less than three months.  Cathy, Jim and the whole management team are working very hard to implement the Company’s strategic plan.  We are confident that this plan is a good one and that the Company’s stock price will ultimately reflect the success of the Company’s strategy.  Now is not the time to try to re-insert yourself into the management of the Company through a hostile proxy action, and we would hope and ask that you reconsider your plan to launch such a challenge.  A proxy fight will be disruptive, distracting and expensive for all involved.  We are also confident that it will be futile.

                Steve, you are the founder of the Company and a major shareholder.  We value your support and will always be willing to meet with you to discuss constructive suggestions that you may have. If you would like, I would be pleased to arrange for another meeting with members of the Board at your earliest convenience to discuss any specific proposals and suggestions you may have.  We do not agree, however, that it is in the best interests of the Company and its shareholders to nominate you and three other persons for election at this year’s annual meeting.   We must allow the current management team to continue their work without the cost and distraction of a proxy fight.  We are confident that this is in the best interests of the Company, all its shareholders and, ultimately, you as a major shareholder.

Sincerely,

/s/ Dwight L. Hanger

Dwight L. Hanger
SM&A
Chairman of the Board

cc: The Board of Directors of SM&A

About SM&A

SM&A is the world’s foremost management consulting firm providing leadership and mentoring solutions to PLAN for business capture, WIN competitive procurements and profitably PERFORM on the projects and programs won. Our proven processes, people and tools have delivered significant top-line and bottom-line growth across markets, products and services. From the largest aerospace and defense contractors, through the major software providers, to healthcare and financial/audit service providers, SM&A is the partner many companies turn to WHEN THEY MUST WIN.

ALL STOCKHOLDERS OF SM&A ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER  DOCUMENTS  RELATED TO THE  SOLICITATION  OF PROXIES BY SM&A FROM THE STOCKHOLDERS OF SM&A FOR USE AT THE 2008 ANNUAL MEETING OF STOCKHOLDERS OF SM&A WHEN THEY BECOME  AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  WHEN COMPLETED, THE DEFINITIVE PROXY STATEMENT AND FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF SM&A AND WILL, ALONG WITH OTHER  RELEVANT  DOCUMENTS, BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, SM&A WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.

The statements in this news release that refer to expectations for fiscal year 2008 are forward-looking statements that involve a number of risks and uncertainties. Any one or number of factors could cause actual results to differ materially from expectations, and could include: shift in demand for SM&A’s Competition Management and Program Services; fluctuations in the size, timing, and duration of client engagements; delays, cancellations, or shifts in emphasis for competitive procurement activities; declines in future defense, information technology, homeland security, new systems, and research and development expenditures, and other risk factors listed in SM&A’s SEC reports, including the report on Form 10-K for the year ended December 31, 2007. Actual results may differ materially from those expressed or implied. The Company expressly does not undertake a duty to update forward-looking statements.